Exhibit 2.1

Agreement for the Sale and Purchase of Vessels, Charter Parties and other Assets among

THE SELLERS
listed in Schedule 3 hereto

THE SUBSIDIARY BUYERS

listed in Schedule 1 hereto

and

TIDEWATER INC.

TABLE OF CONTENTS

1	DEFINITIONS	1
2	SALE AND PURCHASE OF THE ASSETS	7
3	GENERAL PRINCIPLES	8
4	THE VESSELS	8
5	EMPLOYEES	14
6	POST-CLOSING ECONOMIC INTEREST	15
7	REGULATORY AND FINANCING COOPERATION	15
8	THE REQUIRED FINANCIAL STATEMENTS	17
9	VAT AND TAX	19
10	PRE-CLOSING CONDUCT	19
11	CLOSING CONDITIONS	20
12	TERMINATION	22
13	CLOSING	24
14	THE PARTIES’ WARRANTIES AND LIABILITY FOR CLAIMS	24
15	CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS	26
16	NOTICES	26
17	GENERAL	27
18	COUNTERPARTS	28
19	SEVERANCE	28
20	NO PARTNERSHIP	28
21	THIRD PARTY RIGHTS	28
22	COSTS AND EXPENSE	28
23	ENTIRE AGREEMENT	28
24	ARBITRATION	29
25	GOVERNING LAW	29
26	JOINT AND SEVERAL LIABILITY	29
Schedule 1 THE BUYERS		1-1
Schedule 2 THE VESSELS		2-1
Schedule 3 THE SELLERS OF VESSELS		3-1
Schedule 4 TRANSACTION PRICES (“PPA”)		4-1
Schedule 5 [RESERVED]		5-1
Schedule 6 REQUESTED ONSHORE EMPLOYEES		6-1
Schedule 7 SELLERS’ WARRANTIES		7-1

i

Schedule 8 BUYERS’ WARRANTIES	8-1
Schedule 9 scheduled drydock vessels	9-1
Schedule 10 UNCHARTERED VESSELS	10-1
Schedule 11 UNRESTRICTED VESSELS	11-1
Schedule 12 UNASSIGNED CHARTER VESSELS	12-1
Schedule 13 RESTRICTED VESSELS	13-1
Schedule 14 COMPETITION AUTHORITIES	14-1
Schedule 15 CAPITAL EXPENDITURES SCHEDULE	15-1
Schedule 16 DRYDOCKING SCHEDULE	16-1
Schedule 17 REQUIRED CONSENTS	17-1

ii

THIS AGREEMENT (the “Agreement”) is entered into on 7 March 2023 between:

(1)	The companies listed in Schedule 1 to this Agreement, as buyers of one or more Assets and/or transferees of Employees and each being a subsidiary of the Buyer Guarantor (the “Subsidiary Buyers”);

(2)

Tidewater Inc., a Delaware corporation with a registered business address at 842 West Sam Houston Parkway North, Suite 400, Houston, Texas, 77024 USA as guarantor and joint and several obligor of the obligations of the Subsidiary Buyers (as further described in Clause 26) (the “Buyer Guarantor” and collectively with the Subsidiary Buyers, the “Buyers” and each a “Buyer”); and

(3)	The companies listed in Schedule 3 Part I through Part III to this Agreement, as registered owner and seller of an Asset or transferor of Employees (each, a “Seller” and collectively, the “Sellers”).

The Buyers and the Sellers are hereinafter jointly referred to as the “Parties”, and each a “Party”.

BACKGROUND

(A)

The Sellers are registered owners of the vessels listed in Schedule 2 of this Agreement (the “Vessels” and each a “Vessel”) and/or hold all rights and liabilities as owners under the charter parties listed in Schedule 3, Part II (the “Charter Parties” and each a “Charter Party”) and/or hold rights to the Economic Interest (as defined below) and/or employ the Employees (as defined below).

(B)

Subject to and upon all of the terms and conditions set out in this Agreement, (i) the Sellers wish to sell to the Buyers, and the Buyers wish to acquire from the Sellers, the Vessels, the Charter Parties and the rights to the Economic Interest and (ii) the Sellers wish to transfer and the Buyers wish to employ the Employees of the Sellers (the “Transaction”).

1.	DEFINITIONS

In addition to definitions elsewhere in this Agreement, the following definitions shall apply herein:

“Action”

Means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate”

means in respect of any person:

(i)         any person with direct or indirect control over the person; and

(ii)         any person directly or indirectly controlled by the person or a person as referred to in item (i).

For the purposes of this definition, control means, as to any person: (a) owning so many shares or interests that they represent the majority of the votes in such person, or (b) through contract or otherwise, having the right to elect or remove a majority of the members of the board of directors or similar governing body of such person.

“Agreed Commercial Terms”

means:

(i)         during the 6 month period from and after Closing: (a) for Vessels in Brazil an annual management fee of NOK 3 507 747 per Vessel, and (b) for other Vessels an annual management fee of NOK 3 316 419.

(ii)         after 6 months from Closing, the commercial terms applicable from time to time for the other vessels in the Sellers’ Group.

Notwithstanding the foregoing, the Parties agree that any Buyer may terminate a Management Agreement to which it is a party with 10 days notice at any time without any form of termination fee or obligation to pay a management fee following such termination for post-termination periods.

“Ancillary Documents”

means the MoAs, the Management Agreements, the Novation Agreements and any other agreement (including back to back time charters, bareboat charters or other suitable agreements) entered into in accordance with this Agreement.

“Assets”

means the Vessels, the Charter Parties and the Economic Interest, and “Asset” means any of them; provided that the excluded items described in clause 7 of each MoA and Appendix A thereto shall not be Assets.

“Business Day”	means a day other than a Saturday, Sunday or public holiday in Norway and/or in the United States on which the Oslo Stock Exchange and the New York Stock Exchange is open for trading.

“Buyers’ Mortgage”

means a second preferred mortgage over a Buyer Mortgaged Vessel issued by the Seller of such Buyer Mortgaged Vessel in favour of the Buyer Guarantor and the Buyer pursuant to clause 4.4.2 securing the Buyer Guarantor’s and the Buyer’s claim for title to the Buyer Mortgaged Vessel in form and substance satisfactory to the Buyer Guarantor.

“Buyer Guarantor’s Warranties”	means the warranties of the Buyer Guarantor as set out in Schedule 8.

“Charterer”	means a charterer under a Charter Party.

“Charter Owner”	means the applicable Seller being “owner” in any of the Charter Parties.

“Closing”	means the transfer of the Assets from Sellers to the Buyers against payment of the Purchase Price in accordance with an agreed closing procedure.

“Closing Conditions Satisfaction Date”	shall have the meaning given to it in Clause 13.

“Competition Authority”

means a Governmental Body with enforcement authority over any state, foreign or supranational Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Conditions”	means the conditions to Closing specified in clause 11.

“Economic Interest”	shall have the meaning set out in clause 6.

“Encumbrance”

means any (i) mortgage, charge (fixed or floating), pledge, debenture, hypothecation, lien or other security interest, (ii) lease, license, condition, covenant, restriction, overriding royalty, net profit interest, third party or equitable right or interest, right of first refusal or offer, conditional sale or other title retention agreement, adverse claim of ownership or use, option to purchase or lease or otherwise acquire any interest or right of pre-emption, or (iii) or agreement arrangement to create any of the foregoing; provided, however, that the Charter Parties shall not be deemed to be Encumbrances on the Vessels for purposes of this definition.

“Employees”	means Offshore Employees and Requested Onshore Employees of the Sellers.

“Finance Mortgage”

means a first preferred mortgage over a Buyer Mortgaged Vessel executed pursuant to clause 4.4.2 in favour of the Buyers’s financiers (or any agent or representative thereof) to secure indebtedness of the Buyers and its Affiliates, in the form acceptable to the Buyers’s financiers.

“Fleet”	means all of the Vessels.

“Governmental Body”

means any governmental (national or municipal) body, and any multinational organization or body, exercising or entitled to exercise administrative, executive, flag state, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Order”	means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body.

“IFRS”	means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Law”	means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Body.

“Liabilities”	means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Longstop Date”	means 5 p.m. United States Eastern Time on 30 June 2023.

“Management Agreement”

means an agreement between or among the Buyer Guarantor, the applicable Buyer and one or more Sellers relating to a Vessel providing for the technical management, commercial management, crewing or any similar services.

“Manager”	means the manager under a relevant Management Agreement.

“Novation Agreements”

means an agreement in standard BIMCO format, or other format as all requisite parties agree to in writing, whereby all rights and Liabilities under a Charter Party are novated from a Seller to a Buyer, and “Novation Agreement” means any of them.

“Offshore Employees”	means those employees of the Sellers working offshore on a Vessel, and “Offshore Employee” means any of them.

“Other Onshore Employees”	means all employees and contractors of the Sellers or any Affiliates of the Sellers who work onshore and are not Requested Onshore Employees.

“Performance Guarantees”	means guarantees for the performance by a Charter Owner under a Charter Party, issued by a company within the Sellers’ Group.

“Person”	means both natural persons and legal entities.

“PPA”	means the allocation of the Purchase Price to a Specified Vessel Price for each Vessel as set out in Schedule 4 to this Agreement.

“Requested Onshore Employees”	means those onshore positions of the Sellers who the Buyers desire to employ from and after Closing, as set forth on Schedule 6.

“Required Financial Statements”

means (i) the audited (in accordance with AICPA, and performed under US generally accepted auditing standards (US GAAS) and AICPA Independence requirements) combined statements of financial position of the Fleet and the associated activities, and the related combined statements of comprehensive income, combined statements of changes in equity and combined statements of cash flows of the Fleet and the associated activities for the fiscal years ended December 31, 2021 and December 31, 2022, together with the notes and schedules thereto, all presented in one set of documents, and (ii) the unaudited combined statements of financial position of the Fleet and the associated activities, and the related condensed combined statements of comprehensive income, condensed combined statements of changes in equity and condensed combined statements of cash flows of the Fleet and the associated activities for the fiscal quarter ended March 31, 2023, together with the condensed combined notes and schedules thereto, in each case of (i) and (ii) above, prepared in accordance with IFRS, as issued by IASB, applied on a consistent basis throughout the periods covered thereby. The presentation currency for all Required Financial Statements will be in Norwegian Kroners (NOK).

“Sellers’ Employee Liabilities”

means any Liabilities of any employer for, owed to, or arising (i) from the employment or engagement of, the Employees or the Other Onshore Employees, retirees, workers, independent contractors or consultants of any Seller or its Affiliates, including, without limitation, any Liabilities associated with any claims for wages, compensation, or other benefits, bonuses, accrued vacation, accrued holiday pay, retained salary of unused vacation days, workers' compensation, severance, retention, pension obligations, termination or other payments, in each case to the extent accrued, earned or payable on or prior to the Closing or (ii) as a result of this Agreement and the transactions contemplated hereby for the Other Onshore Employees, including but not limited to any severance or termination payments.

“Sellers’ Group”	means Solstad Offshore ASA and its subsidiaries (including the Sellers).

“Sellers’ Warranties”	means the warranties of the Sellers as set out in Schedule 7.

“Specified Vessel Price”	means the individual purchase price allocated to each Vessel (which includes where relevant any Charter Party related to the Vessel) in the PPA.

The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

2.	SALE AND PURCHASE OF THE ASSETS

2.1

At the Closing, upon the terms and subject to the conditions of this Agreement, the Sellers shall sell, transfer and deliver to the Buyers, and the Buyers shall purchase from the Sellers, the Assets together with all rights attaching to them, free and clear of all Encumbrances. Each Vessel will be sold on the terms of an individual memorandum of agreement on NSF 2012 form governing the sale and purchase of a Vessel (each a “MoA”). To the extent not a party to this Agreement, the Buyer Guarantor shall be entitled to designate one or more of its subsidiaries to purchase specified Assets at Closing, provided Buyer Guarantor has provided Sellers with written notice thereof at least ten (10) Business Days, or such earlier time as may be required to comply with Charterer “know your client” requirements, prior to Closing. No such designation shall relieve the Buyer Guarantor of any of its obligations hereunder. In case a Buyer subsidiary is not nominated at the time of this Agreement, the Buyer Guarantor shall enter into this Agreement and any Ancillary Agreement as and until nomination is made.

2.2

Subject to the terms and conditions set forth herein, the Buyers shall assume and agree to pay, perform and discharge only the Liabilities expressly assumed by the Buyers pursuant to this Agreement and the Ancillary Documents (collectively, the “Assumed Liabilities”), and no other Liabilities. The Buyers shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of the Sellers or any of their respective Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). The Sellers shall, and shall cause each of their respective Affiliates to, pay and satisfy in due course all Excluded Liabilities. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the Sellers’ Employee Liabilities.

2.3

The aggregate purchase price for the Assets shall be USD $577,000,000 (USD Five Hundred Seventy Seven Million Dollars) plus customary extras (fuel, bunkers etc.) as per the MoAs’ (the “Purchase Price”). In the event that the Closing Conditions Satisfaction Date shall not have occurred by 31 March 2023 (the “Adjustment Date”), the Purchase Price shall increase by USD $32,786.88 for each day after the Adjustment Date through and including the Closing Conditions Satisfaction Date. Each of the Vessels will be allocated a Specified Vessel Price. In the event the Purchase Price is increased following the Adjustment Date in accordance with this clause 2.3, the Specified Vessel Price of each Vessel listed on Schedule 9 (the “Scheduled Drydock Vessels”) will increase on a pro rata basis relative to the Specified Vessel Prices of all Scheduled Drydock Vessels. The Purchase Price, as may be adjusted in accordance with this clause 2.3, shall be paid on Closing as set out in Clause 13, save for extras under the MoAs which shall be settled within 14 Business Days after delivery of the respective Vessels under the respective MOAs.

2.4

To the extent one or more Vessels are not delivered as described in clause 4.5, the Purchase Price will be reduced by the applicable Specified Vessel Price for each undelivered vessel, subject to the Buyers’ rights under clause 11.2(g) and 12.1(f).

3.	GENERAL PRINCIPLES

At Closing, the Parties intend (a) to transfer title and all rights in and to all Vessels and (b) to procure and execute Novation Agreements with the Charters of all Charter Parties in effect at Closing. The Parties acknowledge that the Charter Parties require the consent of the applicable Charterer to novate the applicable Charter. The Parties further acknowledge that certain Charter Parties require the consent of the applicable Charterer to register the transfer of title to the underlying Vessel in the ship registry and absent the receipt of such consent, such Vessels shall be treated as Buyer Mortgaged Vessels under this Agreement.

The Parties shall use their best efforts to obtain the written consent of all Charterers as required under any applicable Charter Party, including, as applicable (a) written consent to the transfer of ownership of the relevant Vessel and/or (b) written execution of a Novation Agreement by the Charterer under a Charter Party for Vessels subject to a Charter Party at Closing.

The Parties shall cooperate and ensure that the sale and purchase of the Assets is conducted in a tax efficient manner and in accordance with any reasonable request made by the Buyer Guarantor or the Sellers.

4.	THE VESSELS

4.1	Unchartered Vessels

4.1.1	Vessels

For Vessels that are not subject to a Charter Party (each an “Unchartered Vessel”), all rights and title in and to the Unchartered Vessels will be transferred to the Buyer(s) at Closing pursuant to the MoA for the relevant Unchartered Vessel, free and clear of all Encumbrances, against payment of the Specified Vessel Price. Set forth on Schedule 10 are the Unchartered Vessels as of the date of this Agreement.

4.1.2	Management

For any Unchartered Vessel, if requested by the Buyers, each Seller shall either itself or shall cause another creditworthy member of the Sellers’ Group to enter into a Management Agreement for the technical management of such Unchartered Vessel for a period not to exceed six (6) months following the Closing, which can be terminated at the Buyers’s discretion with ten (10) days prior written notice (the “Transition Period”).

To the extent one or more Sellers enter into a Management Agreement with one or more Buyers, and any Employee associated with an Unchartered Vessel is transferred to and employed by any Buyer at Closing, the Parties shall enter into a crewing agreement and employee transition services agreement permitting the Manager under the Management Agreement to use of the applicable Employees during the Transition Period.

Management shall be conducted at the Agreed Commercial Terms.

4.2	Unrestricted Vessels

4.2.1	Vessels

For Vessels that are subject to a Charter Party and (a) either (i) the Charter Party does not require the consent of the Charterer to transfer ownership of the Vessel or (ii) prior to the Closing, the Charterer consents to the transfer of ownership of the Vessel, and (b) prior to the Closing, the Charterer consents to the novation of the Charter Party and executes a Novation Agreement (each an “Unrestricted Vessel”), all rights and title in and to each such (y) Unrestricted Vessel will be transferred on Closing pursuant to the MoA, free and clear of all Encumbrances and (z) the Charter Party will be novated to the Buyers on Closing pursuant to the applicable Novation Agreement, in each case for the relevant Unrestricted Vessel, against payment of the Specified Vessel Price. Set forth on Schedule 11 are the Unrestricted Vessels as of the date of this Agreement.

4.2.2	Charter Parties

The Charter Parties for the Unrestricted Vessels will be novated on Closing from the current Charter Owners to the Buyers pursuant to the Novation Agreements.

4.2.3	Management

For any Unrestricted Vessel, if requested by the Buyers, each Seller shall either itself or shall cause another creditworthy member of the Sellers’ Group to enter into a Management Agreement for the technical management of such Unrestricted Vessel for the Transition Period.

To the extent one or more Sellers enter into a Management Agreement with one or more Buyers, and any Employee associated with an Unrestricted Vessel is transferred to and employed by any Buyer at Closing, the Parties shall enter into a crewing agreement and employee transition services agreement permitting the Manager under the Management Agreement to use the applicable Employees during the Transition Period.

Management shall be conducted at the Agreed Commercial Terms.

4.3	Unassigned Charter Vessels

4.3.1	Vessels

For Vessels that are subject to a Charter Party and (a) either (i) the Charter Party does not require the consent of the Charterer to transfer ownership of the Vessel or (ii) prior to the Closing, the Charterer consents to the transfer of ownership of the Vessel, but (b) the Charter Party requires the consent of the Charterer to novate the Charter Party and the Charterer refuses to consent to the novation of the Charter Party or execute a Novation Agreement by the Closing (each an “Unassigned Charter Vessel”), all rights and title in and to each such Unassigned Charter Vessels will be transferred on Closing pursuant to the MoAs for the relevant Unassigned Charter Vessel against payment of the Specified Vessel Price. From the date of this Agreement, the Sellers and the Buyers will use their best efforts to obtain the requisite consents from the Charterers under the Charter Parties to novate the Charter Party to the Buyers free and clear of any Encumbrances. Set forth on Schedule 12 are the Unassigned Charter Vessels as of the date of this Agreement.

For the Unassigned Charter Vessels, the Charter Owner will continue as the contracting party under the relevant Charter Parties and perform all obligations under the Charter Parties on behalf of the Buyers in accordance with standards required by the Charter Party until the Charter Party has been novated to the Buyers, or the Charter Party has expired.

Unless and until the Charter Party is novated or has expired, the Seller shall at the Buyers’s cost give all such assistance as the Buyers may reasonably require to enable the Buyers to enforce its (or the Seller’s) rights under such Charter Party and (without limitation) shall provide access to all relevant books, documents and other information in relation to such Charter Party as the Buyers may require from time to time.

4.3.2	Management

For any Unassigned Charter Vessel, each Seller shall either itself or shall cause another creditworthy member of the Sellers’ Group to enter into a Management Agreement for the technical management and commercial management (excluding chartering) of such Unassigned Charter Vessel. Unless otherwise agreed between the Parties, the provision of such management services will continue at the Buyers’s option until the later to occur of (a) 6 months from the delivery of the relevant Vessel under the relevant MoA and (b) the earlier to occur of (1) the Charter Party expiring and (2) the date on which the Charterer consents to the novation of the Charter Party and executes a Novation Agreement (the “Extended Transition Period”).

To the extent any Employee associated with an Unassigned Charter Vessels is transferred to and employed by any Buyer at Closing, the Parties shall enter into a crewing agreement and employee transition services agreement permitting the Manager under the Management Agreement to use the applicable Employees during the Transition Period and, if applicable, the Extended Transition Period.

Management shall be conducted at the Agreed Commercial Terms.

4.3.3	Economic Interest

The Economic Interest in the Charter Parties for Unassigned Charter Vessels shall be transferred to the Buyers on Closing and administered in accordance with clause 6.

4.3.4	Agreement with the Seller for the use of the Unassigned Vessel

A time charter or other suitable arrangement will be entered into between the Buyers and the Charter Owner to permit the Charter Owner to be the disponent owner of the Vessel and continue the Charter Party. If requested by a Buyer, the Sellers shall use reasonable best efforts to have the Charterer agree to make the applicable Buyer a co-obligor or co-Charter Owner of the Charter Party.

4.4	Restricted Vessels / Buyer Mortgaged Vessels

4.4.1	Restricted Vessels

For Vessels that are subject to Charter Parties that require the Charterer’s consent to transfer ownership of the underlying Vessel and to novate the rights and obligations of the applicable Charter Party (a “Restricted Vessel”), the Sellers and the Buyers agree to use their best efforts to obtain the requisite consents from the Charterers under the Charter Parties (i) to agree to the transfer of the ownership of the applicable Restricted Vessel to the Buyers and (ii) to execute a Novation Agreement, novating all rights and obligations of the Seller under the Charter Party to the Buyers, in each case free and clear of any Encumbrances. Set forth on Schedule 13 are the Restricted Vessels as of the date of this Agreement.

If, prior to Closing, the applicable Charterer provides the requisite consent under the applicable Charter Party to both the transfer of the ownership of the applicable Restricted Vessel to the Buyers free and clear of any Encumbrances and to the novation of the Charter Party to the Buyers free and clear of any Encumbrances, then such Restricted Vessel shall become an Unrestricted Vessel and treated in accordance with clause 4.2.

If, prior to Closing, the applicable Charterer provides the requisite consent under the applicable Charter Party to the transfer of the ownership of the applicable Restricted Vessel to the Buyers free and clear of any Encumbrances but not to the novation of the Charter Party to the Buyers free and clear of any Encumbrances, then such Restricted Vessel shall become an Unassigned Charter Vessel and treated in accordance with clause 4.3.

If, prior to Closing, the applicable Charterer fails to provide the requisite consent to the transfer of the ownership of the applicable Restricted Vessels to the Buyers free and clear of any Encumbrances, then such Restricted Vessel shall be deemed to be a “Buyer Mortgaged Vessel” from and after Closing until the requisite consent is obtained or until the Charter Party terminates and will be subject to the remainder of this Section 4.4 for as long as it remains a Buyer Mortgaged Vessel.

4.4.2	Delivery of Buyer Mortgaged Vessels

On Closing, the applicable Seller shall procure the release of all existing mortgages related to the Buyer Mortgaged Vessels and shall execute the Finance Mortgage and the Buyers Mortgage (in addition to the executed Bill of Sale transferring title) to the Buyer Mortgaged Vessels. The Finance Mortgage and the Buyers Mortgage shall strictly prohibit the Sellers from selling, chartering or encumbering any Buyer Mortgaged Vessel. In addition, the Sellers shall execute and deliver to the Buyers a Bill of Sale for each Buyer Mortgaged Vessel. The Buyers shall be entitled to register the applicable Bill of Sale at the expiry of Charter or in the event of default by the applicable Seller, in either case without the need for any action on the part of any Seller.

Each Seller of a Buyer Mortgaged Vessel shall execute an assignment in the applicable Buyer Mortgaged Vessel’s (a) insurances in favour of the mortgagees on customary terms, and (b) earnings, subject to the consent of the Charterer (to the extent required under the terms of the Charter Party).

The Buyers Mortgage shall have recourse to the respective Buyer Mortgaged Vessel(s) only, and the mortgagor shall not be liable for any claims secured by the mortgages in excess of the amount actually recovered by the Buyers’s financier or the Buyers (including under insurance).

4.4.3	Charter Parties - Buyer Mortgaged Vessels

For the Buyer Mortgaged Vessels, the applicable Charter Owner will continue as contracting party under the relevant Charter Parties and perform all obligations under the Charter Parties on behalf of the Buyers in accordance with standard required by the Charter Party until the Charter Party has been novated to the Buyers, or the Charter Party has expired.

Unless and until a Charter Party is novated or has expired for a Buyer Mortgaged Vessel, the Seller shall (so far as it lawfully may) at the Buyers’s cost give all such assistance as the Buyers may reasonably require to enable the Buyers to enforce its (or the Seller’s) rights under such Charter Party and (without limitation) shall provide access to all relevant books, documents and other information in relation to such Charter Party as the Buyers may require from time to time.

4.4.4	Management - Buyer Mortgaged Vessels

For any Buyer Mortgaged Vessel, each Seller shall enter into a management agreement with a creditworthy management company within the Sellers’ Group for the technical management and commercial management (excluding chartering) of such Buyer Mortgaged Vessel. The Buyer Guarantor will be a named third party beneficiary of such management agreement. Unless otherwise agreed between the Parties, the provision of such management services will continue at the Buyers’s option until the later to occur of (a) 6 months from the delivery of the relevant Vessel under the relevant MoA and (b) the Extended Transition Period.

To the extent any Employee associated with a Buyer Mortgaged Vessels is transferred to and employed by any Buyer at Closing, the Parties shall enter into a crewing agreement and employee transition services agreement permitting the Manager under the Management Agreement to use of the applicable Employees during the Transition Period and, if applicable, the Extended Transition Period.

Management shall be conducted at the Agreed Commercial Terms.

4.4.5	Agreement with the Seller for the use of the Buyer Mortgaged Vessels

A demise charter to the applicable Buyer, and a time charter back to the applicable Seller, on terms back-to-back with the applicable Charter Party, will, at the request of the Buyer be entered into to permit the applicable Buyer to exercise control over the Buyer Mortgaged Vessels, and the applicable Seller to continue to perform the applicable the Charter Party. Such demise charter and time charter back shall be on such terms as the Parties may, acting reasonably, agree to (i) satisfy the Buyer’s requirement to be able to exercise control over the Buyer Mortgaged Vessels, and (ii) result in the same economic effect as if the Buyer Mortgaged Vessels had become Unassigned Charter Vessels, and shall expire on expiry of the applicable Charter Party.

4.4.6	Economic Interest – Buyer Mortgaged Vessels

The Economic Interest in the Buyer Mortgaged Vessels and the associated Charter Parties shall be transferred to the Buyers on Closing and administered in accordance with clause 6.

4.5	Vessels not delivered under the Vessel’s MoA

In the event that there are any Vessels that are not delivered on Closing in accordance with a MoA, or in such other manner as the Parties have agreed in writing, the non-defaulting Party under the relevant MoA shall be entitled to terminate the MoA in accordance with the terms of the MoA, and shall have available to it, the remedies under the MoA, including but not limited to retention of the applicable Specified Vessel Price. Cancellation of one MoA shall not affect the Parties obligations under the other MoAs or, except as set forth in clauses 11.2(g) and 12.1(f), this Agreement..

Similarly, in the event that there is a default by the Sellers under any Novation Agreement, or under this Agreement in respect of the Charter Parties for any Unassigned Charter Vessels, Restricted Vessels or Buyer Mortgaged Vessels, this shall only entitle the Buyer to compensation for losses caused thereby and shall under no circumstance affect the Parties' other obligations under this Agreement or entitle the Buyer to terminate this Agreement, unless the default is material in which case clauses 11 and 12.1(d) shall apply.

4.6	Performance Guarantees

The Seller and Buyers shall make reasonable efforts to replace the guarantors under the Performance Guarantees issued in accordance with the Charter Parties that are novated to the Buyers at Closing. As long as the current guarantor is not released as guarantor under a Charter Party, the Buyer Guarantor agrees as from delivery of the relevant Vessel under the relevant MoA to indemnify the current guarantor for any liability or cost incurred under any such guarantee.

4.7	Quiet Enjoyment Letters

To the extent that a Charter Party requires a quiet enjoyment letter from the Buyer Mortgaged Vessel’s mortgagee(s), or for other Vessels, the Buyers financiers, the Buyers shall ensure that such quiet enjoyment letters are procured from the Buyers’s financier.

4.8	Transition Services; Use and Discontinuance of Use of “Normand” Name

The Parties shall assist each other to achieve a smooth transition of Vessels, and shall enter into such transition agreements and arrangements, including transition from the Sellers' systems to the Buyers' systems, and accounting, on market terms as may be reasonable to effect an as far as possible uninterrupted transition of the operation of the Vessels from the Sellers to the Buyers.

Sellers agree that the Buyers may retain the current names of the Vessels, including the word “Normand”,  after the Closing for Vessels where (i) the Sellers are performing the Charter Party on behalf of the Buyers, (ii) the Sellers have requested the relevant Charterer’s consent to change the name of the relevant Vessel to remove the “Normand” portion of the name, and (ii) the relevant Charterer has not so consented to the change of name in writing. The name of the Vessel shall be changed to remove the “Normand” portion of the name as soon as reasonably practical in the first port of call upon the earlier of (i) the Charterers consent to the change of name, or (ii) when the Sellers are not performing the charter of behalf of the Buyers, or (ii) expiry of the Charter, and the name of the Vessel. Seller's funnel marks and other marks shall be changed on delivery of the Vessel or first port of call thereafter.

5.	EMPLOYEES

5.1	Offshore Employees

In the EU/EAA and UK the Offshore Employees shall be offered employment with the Buyers on their current employment conditions as required by law.

In jurisdictions outside the EU/EEA (other than Australia and UK), the Buyers shall offer all Offshore Employees employment on the condition that they resign from the Sellers’ Group, and that the Buyers will assume the Employees’ period of service with the Sellers’ Group.

In Australia, the Offshore Employees shall continue to be employed by the Sellers’ Group. Unless and until the Sellers transfer the Offshore Employees in Australia to a third party, the Sellers’ Group shall provide such Offshore Employees to the Buyers pursuant to crew management agreements and the Buyers shall be obliged to utilise such Offshore Employees from the Seller's Group for a period of up to the life of the applicable Charter Pay. The remuneration from the Buyers to the Sellers shall be at the Sellers’ cost.

5.2	Onshore Employees

The Buyers shall offer employment to the Requested Onshore Employees only and if any such Requested Onshore Employee accepts the Buyers’ offer, they will become an employee of the applicable Buyer at Closing. The offer shall be subject to the Buyer Guarantor’s customary employment procedures and will be made on the condition that the Requested Onshore Employee does not object to transfer to the Buyer. The Buyers will assume the Requested Onshore Employees’ period of continuous service with the Sellers’ Group.

With respect to the Other Onshore Employees in the United Kingdom, the Parties understand that this Agreement may constitute a Transfer of Undertaking in accordance with the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended in 2014) (“TUPE”) requiring the transfer of such Other Onshore Employee to the Buyers. As the Buyers do not want to employ such Other Onshore Employees on or after such transfer, the Sellers shall be responsible for all Sellers’ Employee Liabilities, including the cost and Liabilities associated with the Other Onshore Employee in connection with any downsizing, redundancies, dismissals or in respect of any protective award or other Liability relating to any failure by the Sellers in relation to the consultation obligations in terms of TUPE.

Without prejudice to the Sellers obligations set out in the preceding paragraph, the Buyers shall indemnify the Sellers for any loss, cost or expense incurred as a result of the Buyer not performing the downsizing, redundancies or dismissals in accordance with applicable law.

With respect to the Other Onshore Employees in jurisdictions outside the United Kingdom, such Other Onshore Employees will remain with the Sellers and the Sellers shall be responsible for all Sellers’ Employee Liabilities, including any costs and Liabilities associated with the termination of employment any Other Onshore Employee or in respect of any alleged failures in relation to consultation in accordance with TUPE. Sellers shall indemnify the Buyers for any of Buyers’ costs and any Liabilities associated with any claims made by such Other Onshore Employees or their union against the Buyer in connection with this Agreement.

The Parties shall assist each other to achieve a smooth transition of Employees, and shall enter into such transition agreements and arrangements as may be reasonable to reflect the terms of this Agreement, on market terms.

6.	POST-CLOSING ECONOMIC INTEREST

For the Unassigned Charter Vessels and Buyer Mortgaged Vessels, the Sellers shall continue to perform the Charter Parties at the risk and benefit of the Buyers pursuant to the Charter Party.

In this context, the “Economic Interest” in an Unassigned Charter Vessel or Buyer Mortgaged Vessel, as applicable, shall be calculated as gross income for such Vessel less (a) third party broker commissions, (b) tax, (c) vessel technical expenses, (d) salary and personnel expenses, (e) other operational expenses, and (f) fuel and lube expenses, in each case from the delivery of the relevant Vessel under the relevant MoA until the Charter Party of the Unassigned Charter Vessel or the Buyer Mortgaged Vessel, as applicable, is novated to the Buyers or the applicable Charter Party expires.

The Sellers shall procure that Solstad Shipping AS as from Closing shall establish segregated accounts in DNB Bank ASA in Oslo in relevant currencies, each subject to a first priority perfected lien in favour of the Buyers, to establish a pool (the “Pool”) of the aggregate Economic Interests for the Unassigned Charter Vessels and Buyer Mortgaged Vessels.

The aggregate Economic Interest from the Pool shall be calculated and transferred to the Buyers after Closing, the first time one month after Closing and thereafter monthly until the Charter Party is terminated or novated to the Buyers. Should there be a deficit, the Buyers shall compensate the Seller for such deficit, provided such deficit is supported by corresponding evidenced of incurred costs and expenses. If the Parties determine in good faith that there will be a projected deficit for the next upcoming month, the Buyers shall fund the projected deficit into the Pool in advance.

7.	REGULATORY AND FINANCING COOPERATION

7.1

Each of the Buyers and the Sellers shall use reasonable efforts to obtain the authorizations, consents, orders and approvals of the Competition Authorities set forth on Schedule 14 and such other authorizations, consents, orders and approvals of Government Bodies and officials that may be agreed to by the Parties to be necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement, and will reasonably cooperate with the other Parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each Party agrees to use reasonable efforts to make all notification filings necessary or advisable to obtain such approvals as promptly as practicable, and to supply to the appropriate Governmental Bodies any additional information and documentary material that may reasonably be requested pursuant to such Laws.

7.2

The Buyers shall be responsible for preparing and filing the required or advisable filings and documentation for the Competition Authorities. Seller shall use reasonable efforts to assist Buyers in preparing, filing, and responding to requests from Governmental Bodies with respect to any and all such filings.

7.3

Without limiting the generality of the undertakings pursuant to clause 7.1, the Buyers and each Seller agrees to use reasonable efforts to avoid or eliminate any impediments and objections under any antitrust or competition Law that may be asserted by any Governmental Body or any other party so as to enable the Parties to expeditiously close the transactions contemplated hereby.

7.4

The Buyers and each Seller shall not, and shall cause its respective Affiliates not to, take any action that would reasonably be expected to adversely affect the approval of any Governmental Body of any of the filings or applications referred to in this clause 7.

7.5

Notwithstanding the foregoing, nothing contained in this Agreement shall require, or be construed to require that Buyers or the Sellers, to take, or cause to be taken, any action that would require any of them to sell, divest, assign, dispose of or hold separate (or effect any other remedy requested by a Governmental Body prior to Closing in respect of) any Assets or any of the other assets or business of the Buyers, the Company, Seller or their respective Subsidiaries, or agree to, or enter into, any conditions or mitigation agreements or other remedies under any antitrust or competition Law that may be asserted prior to Closing by any Governmental Body or any other party.

7.6

Each Party shall promptly notify the other Party(ies) of any communication it or any of its Affiliates receives from any Governmental Body relating to the matters that are the subject of this Agreement and reasonably permit any other Party to review in advance any proposed substantive communication by such party to any Governmental Body, to the extent legally permissible.

7.7

None of the Buyers or any Seller shall agree to participate in any meeting with any Governmental Body in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless such Party consults with the other Party(ies) in advance and, to the extent permitted by such Governmental Body and applicable Law, gives the other Party(ies) the opportunity to attend and participate at such meeting. The Parties will reasonably coordinate and cooperate with each other in exchanging such information and providing such assistance as any other Party(ies) may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods.

7.8

Prior to the Closing, the Sellers shall, and shall cause their Affiliates to, provide the Buyers such cooperation as is reasonably requested for the Buyers’ financing, including but not limited to providing information supporting the Required Financial Statements and any pro forma financial statements prepared by the Buyers derived from such Required Financial Statements.

8.	THE REQUIRED FINANCIAL STATEMENTS

8.1

The Sellers will prepare, and cause their independent auditor to audit, the audited financial statements described under subsection (i) in the definition of Required Financial Statements (the “Required Audited Financial Statements”). The Sellers will prepare the unaudited financial statements described under subsection (ii) in the definition of Required Financial Statements (the “Required Unaudited Financial Statements”).

8.2

The Buyer Guarantor is subject to the United States federal securities laws and regulations, and as a result, the Sellers must prepare and deliver to the Buyers, the Required Financial Statements for the use and disclosure in the Buyer Guarantor’s periodic reports filed with the United States Securities and Exchange Commission (the “SEC”). The Sellers shall (i) obtain the written consent of their independent auditor to the Buyer Guarantor’s filing of the Required Financial Statements, including such independent auditor’s audit opinion related thereto with the SEC and (ii) shall cause their independent auditor to deliver customary comfort letters related to the Required Audited Financial Statements in connection with any Buyer financing; provided that the reasonable fees and expenses of such independent auditors related to such comfort letters shall be paid for by the Buyers.

8.3

The Buyer Guarantor acknowledges that it has determined the periods covered by the Required Financial Statements and to the extent the Sellers deliver the Required Financial Statements to the Buyers and the SEC requires financial statements of the Fleet for additional time periods, such additional financial statements shall not be a condition to the Buyers’ obligation to consummate the Transaction.

8.4

The Sellers acknowledge that they will be required to provide such additional financial statements as required by the SEC or other applicable United States federal securities laws and regulations. Buyers acknowledge that the combined statements of financial position, combined statements of comprehensive income, combined statements of changes in equity and combined statements of cash flow of the Fleet and the associated activities reflected in the Required Financial Statements once finalized shall not affect this Agreement in any manner; provided, however, that the foregoing shall not apply if other representations and warranties of the Sellers are shown to be inaccurate and nothing shall absolve the Sellers or any of their employees for any liability due to fraud, gross negligence or wilful misconduct.

8.5

Each Party shall cover its own costs (including for advisers and consultants) for preparing the Required Financial Statements; provided, however, that the Buyers shall reimburse the Sellers for up to USD $350,000 of the Seller’s documented out-of-pocketed expenses in preparing the Required Financial Statements.

8.6

Sellers shall, as promptly as practicable following the Closing (but in no event later than 20 Business Days following the Closing), provide the Buyers with additional financial information regarding the Fleet as is reasonably necessary for the Buyers to prepare and file with the SEC pro forma financial statements in accordance with Article 11 of Regulation S-X promulgated under the United States Securities Act of 1933, as amended, including condensed combined income statement information from 31 March 2023 through the Closing (“Stub Period Financial Information”), as prepared in accordance with IFRS, as issued by IASB, applied on a consistent basis throughout the periods covered thereby. The Buyers shall cover the reasonable costs and expenses of the Sellers, including their consultants, in preparing the Stub Period Financial Information.

8.7

Following the Closing, the Sellers will prepare unaudited combined statements of financial position of the Fleet and the associated activities, and the related condensed combined statements of comprehensive income, condensed combined statements of changes in equity and condensed combined statements of cash flows of the Fleet and the associated activities for the fiscal quarter ended March 31, 2022, together with the condensed combined notes and schedules thereto, prepared in accordance with IFRS, as issued by IASB, applied on a consistent basis throughout the periods covered thereby (the “March 2022 Financial Statements”). The Sellers will cause their independent auditor to review (in accordance with AICPA review standards and independence requirements) the Required Unaudited Financial Statements, together with the March 2022 Financial Statements (collectively the “Reviewed Financial Statements”) and will provide such Reviewed Financial Statements to the Buyer no later than 30 Business Days following Closing. The Sellers shall cause their independent auditor to deliver customary comfort letters related to the Reviewed Financial Statements in connection with any Buyer financing. The Buyers shall cover the reasonable costs and expenses of the Sellers, including their independent auditors and consultants, in preparing the March 2022 Financial Statements, reviewing the Reviewed Financial Statements and providing comfort letters with respect to the Reviewed Financial Statements.

8.8

Following the Closing, the Sellers shall, at the cost of the Buyers, provide reasonable access during normal business hours and with prior notice to its personnel and records and the Sellers shall cause their respective personnel to discuss, cooperate with and provide information reasonably requested by the Buyers or its Representatives, including (i) the information described in clauses 8.6 and 8.7, (ii) financial information described under the definition of Required Financial Statements that had not been delivered in accordance with clause 8.1, in order for the Buyers to prepare financial statements of the Fleet following the Closing (to the extent covering any period prior to the Closing), and (iii) information necessary or appropriate to respond to SEC comments related to the Required Financial Statements, the Stub Period Financial Information, and the Reviewed Financial Statements. The Seller’s independent auditor will be available upon prior notice and after issuance of auditor’s reports to respond to questions, permitted by the independent auditor’s professional standards and in accordance with engagement letters related to Required Financial Statements and Reviewed Financial Statements. The Buyers shall cover the reasonable costs and expenses of the Sellers, their independent auditors and consultants, in connection with the work described in this paragraph.

9.	VAT AND TAX

Except as otherwise provided in this clause 9, each Party shall bear the tax consequences at its side of the Transaction.

To the extent permissible under applicable law, delivery of the Vessels under the MoAs shall be structured so that no sale tax (direct or indirect) is triggered as a consequence of the sale of the Vessel.

The Parties shall seek to optimize the tax outcome of the Transaction by taking both the Sellers’ and the Buyers’s interests into consideration.

All sums payable, or consideration given by the Buyers under this agreement are exclusive of VAT and the Buyers shall be responsible for and pay an amount equal to any VAT chargeable on those sums or consideration if VAT applies.

10.	PRE-CLOSING CONDUCT

During the period from the date of this Agreement to the earlier of the completion of Closing and the termination of this Agreement in accordance with clause 12, except as otherwise agreed in writing between the Parties:

10.1	The Sellers shall operate the Vessels and the Charter Parties in the ordinary course of business.

10.2	The Sellers shall comply with all applicable Laws and contractual obligations related to the Vessels and the Charter Parties.

10.3

The Sellers shall use reasonable efforts to maintain their respective relationships with all employees of the Sellers, and the customers, suppliers, Governmental Bodies and other material third parties with whom the Sellers do business.

10.4	The Sellers shall pay the debts, Taxes and other obligations related to the Vessels when due.

10.5	The Sellers shall adhere to the capital expenditures schedule set forth on Schedule 15.

10.6	The Sellers shall adhere to the dry docking schedule set forth on Schedule 16.

10.7	The Sellers shall maintain the accounting records and financial statement workpapers related to the Vessels and Charter Parties in accordance with past practice.

10.8

The Sellers shall not violate or amend, terminate, waive, release or assign, agree to an extension of, or otherwise modify, the material terms of, any Charter Party, or enter into any contract that would be a Charter Party if entered into prior to the date hereof. Notwithstanding the preceding sentence, a Seller may enter into a Charter Party for not more than 3 months duration not containing any restraints on change of ownership or operator upon written notification to the Buyers in writing. If a Seller desires to enter into a Charter Party with a longer duration, the Seller shall first request the Buyer Guarantor's written consent (such consent to be in the Buyer Guarantor’s sole discretion). The Buyer Guarantor covenants to respond to such request for consent in a reasonable time given the circumstances.

10.9	The Sellers shall not sell, lease, transfer or otherwise dispose of any Asset (other than the expiration of the Charter Parties in accordance with their terms).

10.10	The Sellers shall not hire, promote, demote, terminate or otherwise change the employment status or title of an Employee, other than in the ordinary course of business consistent with past practice.

10.11

The Sellers shall not (a) other than in the ordinary course of business consistent with past practice increase, or make any commitment regarding the future with respect to, the rate or terms of compensation or benefits (including any bonus, severance or termination payments or rights) of any Employees, (b) enter into, adopt, terminate or amend any employee benefit Plan other than as required by Law, or (c) enter into, adopt, or amend any collective bargaining agreement, collective agreement, or other Contract with any labor union, works council, trade union or other representative of any Employees, or otherwise enter into any agreement with a labor union, works council, trade union, or other representative of Employees.

10.12

So long as the Sellers are complying with their obligations under clause 7.8 the Buyers shall use commercially reasonable efforts to obtain such financing to satisfy the condition set forth in clause 11.2(f).

10.13	The Buyer shall promptly ensure that the competition filings referred to in Clause 7.2 are submitted.

11.	CLOSING CONDITIONS

11.1	The obligation of each of the Sellers and the Buyers to consummate the transactions contemplated by this Agreement is conditional upon the following:

(a)

No Action shall have been commenced against the Buyers or the Sellers, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Body, and be in effect, which restrains or prohibits any transaction contemplated hereby,

(b)	Approval from relevant Competition Authorities (or the expiry of applicable time limits for intervention), including but not limited to the United Kingdom and Australia.

11.2	The obligation of the Buyers to consummate the transactions contemplated by this Agreement is conditional upon the following (unless fully or partly waived by the Buyers):

(a)

The representations and warranties of the Sellers contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto (other than clauses 1, 2 and 3 of Schedule 7) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Sellers contained in clauses 1, 2 and 3 of Schedule 7 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)

The Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by the Sellers prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Sellers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)

All approvals, consents and waivers that are listed on Schedule 17 shall have been received, and executed counterparts thereof shall have been delivered to the Buyers at or prior to the Closing; provided, however, that with respect to any individual approval, consent or waiver not received by the Sellers and delivered to the Buyers, if (i) notwithstanding the failure to receive such approval, consent or waiver, the Sellers transfer the registered ownership of the applicable Vessel to the Buyers, (ii) the Sellers undertake in writing to irrevocably indemnify the Buyers without limitation for (A) any claims from a Charterer following a change of registered ownership of a Vessel, including claims against any Buyer and (B) any losses that the Buyers incur (including as a result of the cancellation or termination of the applicable Charter Party) as result, and (iii) the Buyers’ financiers consent in writing to the foregoing, then the failure of Seller to receive such approval, consent or waiver and deliver executed counterparts thereof to the Buyers shall not by itself be deemed to cause the condition set forth in this clause 11.2(c) to not be satisfied.

(d)

Against payment of the Specified Vessel Price for each Vessel, all Encumbrances relating to or affecting the corresponding Assets shall be finally and irrevocably released in full, and the Sellers shall have delivered to Buyers evidence of such release of all such Encumbrances.

(e)	The Sellers shall have delivered to the Buyers the Required Financial Statements.

(f)	Sufficient proceeds from the Buyer’s financing will be available to pay the Purchase Price, the Buyers’ costs and expenses and all other sums payable under this Agreement.

(g)	The Sellers have confirmed in writing to the Buyers that there are no known issue that would prevent delivery of at least 34 Vessels during the expected window for Closing pursuant to Clause 13.

11.3	The obligation of each of the Sellers to consummate the transactions contemplated by this Agreement is conditional upon the following (unless fully or partly waived by the Sellers):

(a)

The representations and warranties of the Buyers contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Conditions Satisfaction Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Buyers contained in Schedule 8 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Conditions Satisfaction Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)

The Buyers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by the Buyers prior to or on the Closing Conditions Satisfaction Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Buyers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)

The Buyers shall have provided evidence reasonably satisfactory to the Sellers that the Buyers has secured the financing for the Purchase Price and all other sums payable under this Agreement and that any CPs to utilisation have been or will be satisfied at Closing and has provided evidence that funds in an amount equivalent to any equity portion are readily available.

12.	TERMINATION

12.1	Termination Events

This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Conditions Satisfaction Date:

(a)	by mutual written consent of the Sellers and the Buyers;

(b)

by written notice by a Party to the other Party if the Closing Conditions Satisfaction Date has not occurred (other than through the fault of the Party seeking to terminate this Agreement) by the Longstop Date; provided that the Buyers may not terminate this Agreement pursuant to this clause 12.1(b) if the Sellers exercise their right to terminate pursuant to Section 12.1(e).

(c)

by the Buyers or the Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Body shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

(d)

by a Party that is not itself in material breach of any provision of this Agreement if there has been a breach, inaccuracy or failure to perform any representation, warranty, covenant or agreement made by the other Parties pursuant to this Agreement that would give rise to the failure of any of the conditions specified in clause 11 and such breach, inaccuracy or failure is incapable of remedy or, if capable of remedy, is not remedied by the Party in breach within the earlier of (i) ten (10) Business Days after written notice thereof, and (ii) the Longstop Date.

(e)

by the Buyers or the Sellers if (i) all of the conditions set forth in clause 11.1 and 11.2 (except for clause 11.2(f)) have been and remain satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing), (ii) the Sellers have irrevocably confirmed in writing to the Buyers that they are all prepared to and stand ready, willing and able to consummate the Closing and that all of the closing conditions set forth in clause 11.3 have been satisfied or irrevocably waived and (iii) the Buyers fail to effect the Closing.

(f)	by the Buyers, if more than 3 Vessels cannot be delivered during the expected window for Closing pursuant to Clause 13.

12.2	Rights on termination

If this Agreement is terminated pursuant to clause 12.1, all further obligations of the Parties under or pursuant to this Agreement shall terminate and have no further effect and, subject to clause 12.3, neither Party shall have any claim against the other under this Agreement (save in respect of its accrued rights arising from any prior breach of this Agreement), provided, however, that the obligations of the Parties contained in clauses 15 (Confidentiality and public announcements), 24 (Arbitration) and 25 (Governing law) shall survive such termination. Notwithstanding the previous sentence, but subject to clause 12.3, if the Agreement is terminated pursuant to clause 12.1(d) the non-breaching Party shall be entitled to terminate the Agreement and claim compensation for its losses caused thereby.

12.3	Break payment

If the Agreement is validly terminated in pursuant to clause 12.1(e), the Buyers shall pay to the Sellers a break payment of USD $2,500,000 plus the Sellers’ reasonable and documented expenses of outside legal counsel, such fee and expenses shall be payable within 5 days of demand.

In the event the Buyers makes the break payment pursuant to this Clause 12.3 it shall be the Sellers’ sole and exclusive remedy against the Buyers or its Affiliates for any purpose arising under this Agreement. Each Party acknowledges that the break payment described in this clause 12.3 is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Sellers in the circumstances in which such fee is due and payable, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.]

13.	CLOSING

The "Closing Conditions Satisfaction Date" shall occur on the date the Conditions related to Closing are satisfied or waived by the Parties.

After the occurrence of the Closing Conditions Satisfaction Date, the Parties shall have two Business Days in which to make their respective final preparations for Closing.

No earlier than the third Business Day after the Closing Conditions Satisfaction Date and no later than close of business in Norway on the fourth Business Day after the Closing Conditions Satisfaction Date and as far as practically possible simultaneously, the Sellers shall tender Notice of Readiness (as defined in the MoAs) for all of the Vessels in accordance with the terms of the respective MoAs; provided however that in case of the occurrence after the Closing Conditions Satisfaction Date of technical or operational issues preventing the delivery of any Vessel in accordance with the terms of the respective MoA, the Sellers shall be entitled to tender Notice of Readiness for such Vessel separately, no later than 20 Business Days after the Closing Conditions Satisfaction Date, following rectification of such issues; provided further that the Buyers shall not be required to pay the Specified Vessel Price for the affected Vessel until such Vessel is delivered to the Buyers.

The Charter Parties and the Economic Interests shall be transferred simultaneously with the corresponding Vessels against payment of the Specified Vessel Price for each Vessel.

14.	THE PARTIES’&NBSP;WARRANTIES AND LIABILITY FOR CLAIMS

14.1

Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one year from the Closing; provided, that the representations and warranties in clauses 1, 2 and 3 of Schedule 7 and Schedule 8 shall survive indefinitely. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

14.2

Each of the Sellers shall, jointly and severally, indemnify the Buyers against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all losses incurred or sustained by, or imposed upon the Buyers based upon, arising out of, with respect to or by reason of:

14.2.1

any breach of any of the warranties of the Sellers contained in Schedule 7 to this Agreement or in, the Ancillary Documents, as of the date such warranty was made or as if such warranty was made on and as of the Closing (except for warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date;

14.2.2	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement or the Ancillary Documents.

14.2.3	any Excluded Liabilities; or

14.2.4

any claim made by any third party against the Buyers based upon, resulting from or arising out of the business, operations, properties, assets or obligations of the Seller or any of its Affiliates (other than Assumed Liabilities) conducted, existing or arising on or prior to the Closing, including those arising out of a Charter Party prior to Closing.

14.3

Upon delivery of a Vessel, the Sellers’ Warranties related to such Vessel and related Charter Party in clause 6 of Schedule 7 shall not survive and only the representations and warranties related to such Vessel or Charter Party shall be those set forth in the related MoA for such Vessel or Novation Agreement for the Charter Party.

14.4	The Sellers’ aggregate Liability for breaches of the Sellers’ Warranties shall be limited to a maximum of USD $25 million.

14.5	The Sellers shall have no Liability for a loss to the extent that any such loss reasonably should have been avoided or mitigated by reasonable efforts by the Buyers.

14.6	The Buyers represent and warrant to each of the Sellers that the Buyers’s Warranties are true and accurate in all material respects and not misleading as at the date of this Agreement and at Closing.

14.7

Each of the Buyers shall , jointly and severally, indemnify the Sellers against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all losses incurred or sustained by, or imposed upon the Sellers based upon, arising out of, with respect to or by reason of:

14.7.1

any breach of any of the warranties of the Buyers contained in Schedule 8 to this Agreement or in, the Ancillary Documents, as of the date such warranty was made or as if such warranty was made on and as of the Closing (except for warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date;

14.7.2	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyers pursuant to this Agreement or the Ancillary Documents;

14.7.3	any Assumed Liability; or

14.7.4

any claim made by any third party against any of the Sellers based upon, resulting from or arising out of the business, operations, properties, assets or obligations of the Buyers conducted, existing or arising after Closing (the foregoing shall not affect matters addressed by clause 5).

14.8	The Buyers’ aggregate Liability for breaches of the Buyers’ Warranties shall be limited to a maximum of USD $25 million.

15.	CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

15.1

Each Party shall keep confidential the terms of this Agreement and any documents and transactions contemplated by, or any information obtained under, this Agreement (collectively referred to as the “Information”), and shall not disclose the Information to any person except:

(a)	to its and its Affiliates’ directors, officers, employees, consultants and advisers having a need to use that Information; or

(b)

in circumstances where disclosure is required pursuant to any applicable law or court order, or to any Governmental Body, or pursuant to the rules of any relevant stock exchange, any request of a tax authority or other regulatory body; or

(c)	to the extent such disclosure is necessary to obtain any consent or approval contemplated by this Agreement.

15.2

Except in the circumstances detailed in Clause 15.1(b), only the Sellers and the Buyers shall make any public or press announcement or statement concerning this Agreement and shall only do so with the prior approval of the Sellers or the Buyers, as applicable, which approval may not be unreasonably withheld. The Sellers and the Buyers shall in good faith agree the form or forms of press announcements or public statements that they will each make. The foregoing shall not apply if a Party is required by law, or by the stock exchange or Governmental Body to which that Party is subject, to make an announcement, disclosure or press release, provided that such Party shall use its reasonable endeavours to consult with the other Party regarding the content thereof prior to release.

15.3	The provisions of this Clause 15 shall be without prejudice to the terms of any confidentiality agreement entered into by the Parties.

16.	NOTICES

16.1	Any notice to be given under this Agreement shall be in writing, and may be given by mail or e-mail at the address and for the attention of the person stated below.

16.2	The respective addresses for service are:

The Buyers:	Tidewater Inc. 842 West Sam Houston Parkway North, Suite 400 Houston, Texas 77024

Attention of:	Daniel Hudson (dhudson@tdw.com) with a copy (which shall not constitute notice) to Stephen M. Gill (sgill@velaw.com)

The Sellers:	Solstad Shipholding AS

Nesavegen 39, 4297 Skudeneshavn, Norway

Attention of: Lars Peder Solstad (lars.solstad@solstad.com) and Kjetil Ramstad (kjetil.ramstad@solstad.com))

16.3

In proving service it shall be sufficient to prove that the notice or other communication was addressed to the address or email address of the relevant Party set out in clause 16.2 (or as otherwise notified by that Party under this agreement) and that, if:

16.3.1	left by hand, that the envelope containing the document was left at the relevant address; or

16.3.2	sent by post or airmail, that the envelope containing that document was delivered into the custody of the postal authorities as a special delivery or airmail letter; or

16.3.3	sent by email, that despatch of the transmission was confirmed.

17.	GENERAL

17.1	No party shall be entitled to assign its rights under this Agreement other than to its financiers.

17.2

The Parties shall, and shall use their respective best endeavours to procure that any necessary third party shall perform, do and execute all such further deeds, documents, assurances, acts and things as any of them may reasonably require by notice in writing to give effect to the terms of this Agreement and to give the other Party the full benefit of this agreement.

17.3	No variation of this Agreement shall be effective unless it is in writing and signed by the Parties (or their authorised representatives).

18.	COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument. Transmission of an executed counterpart of this Agreement by email, in accordance with Clause 16 (Notices) shall take effect as delivery of an executed counterpart of this Agreement. Each Party shall provide the other with the original of such counterpart as soon as reasonably possible thereafter.

19.	SEVERANCE

Each of the provisions of this Agreement is severable and distinct from the others and if at any time any one or more of such provisions is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions of this agreement shall not be in any way affected or impaired thereby.

20.	NO PARTNERSHIP

Nothing in this Agreement is intended to or shall operate to create a partnership of any kind between the Parties or any of them, or to authorise any party to act as agent for any other, no Party shall have authority to act in the name or on behalf of or otherwise to bind any other in any way (including the making of any representation or warranty, the assumption of any obligation or Liability and the exercise of any right or power) and nothing contained in this Agreement shall be deemed to constitute a partnership between the Parties or any of them.

21.	THIRD PARTY RIGHTS

The Parties agree that, subject always to and save as expressly provided in this Agreement no term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a third party, and notwithstanding that any term of this Agreement may be or become enforceable by a third party, the terms of this Agreement or any of them may be varied in any way or waived or this Agreement may be rescinded (in each case) without the consent of any such third party.

22.	COSTS AND EXPENSE

Each Party shall bear its own costs and expenses in connection with the negotiation, preparation, execution and completion of the Agreement.

23.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous arrangements, representations, misrepresentation (whether contractual or non-contractual and whether negligently or innocently made), understandings or agreements between them, whether in writing or not, save as otherwise expressly set out in this Agreement.

24.	ARBITRATION

24.1

Any dispute or difference arising out of or in connection with this Agreement (including any question regarding its existence, validity, interpretation, performance or termination) shall be referred to and finally settled by arbitration under the rules then in existence of the London Maritime Arbitrators Association (the “Rules”), which Rules are deemed to be incorporated by reference in this clause.

24.2	It is agreed that:

24.2.1	the tribunal shall consist of three arbitrators;

24.2.2	the appointing authority for the purposes of the Rules shall be the President of the London Maritime Arbitrators Association;

24.2.3	the place of the arbitration shall be London; and

24.2.4	the language of the arbitration shall be English.

24.3

The Parties hereby agree that any matter or dispute to be referred and finally settled by arbitration in accordance with clause 24.1 but for which the value of such dispute or matter is equal to or less than $100,000 shall be referred to the Small Claims Procedure of the London Maritime Arbitrators Association.

25.	GOVERNING LAW

25.1

This Agreement is governed by and shall be construed in accordance with the laws of England. Non-contractual obligations (if any) arising out of or in connection with this Agreement (including its formation) shall also be governed by the laws of England.

25.2

Each Party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this agreement (including its formation) being served on it in accordance with the provisions of this Agreement relating to service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

26.	JOINT AND SEVERAL LIABILITY

26.1

The Buyer Guarantor shall be (a) primarily liable for its representations, warranties, covenants, obligations, liabilities, indemnities and undertakings of the Buyer Guarantor under this Agreement and any Ancillary Documents entered into in connection herewith and (b) jointly and severally liable for the representations, warranties, covenants, obligations, liabilities, indemnities and undertakings of each of the other Buyers under this Agreement and any Ancillary Documents entered into in connection herewith.

The Parties have executed this Agreement on the date set out at its head.

[signature page to follow]

Tidewater Inc.	TDW International Vessels (Unrestricted), LLC

/s/ Daniel A. Hudson	/s/ Daniel A. Hudson
Name: Daniel A. Hudson	Name: Daniel A. Hudson
Title: Executive Vice President, General	Title: Vice President and Secretary
Counsel and Corporate Secretary

Solstad Rederi AS	Farstad Supply AS

/s/ Lars Peder Solstad	/s/ Lars Peder Solstad
Name: Lars Peder Solstad	Name: Lars Peder Solstad
Title: Attorney-in-fact	Title: Attorney-in-fact

Normand Ships AS	Solstad Supply AS

/s/ Lars Peder Solstad	/s/ Lars Peder Solstad
Name: Lars Peder Solstad	Name: Lars Peder Solstad
Title: Attorney-in-fact	Title: Attorney-in-fact

Solstad Offshore UK Ltd.	Normand Drift AS

/s/ Lars Peder Solstad	/s/ Lars Peder Solstad
Name: Lars Peder Solstad	Name: Lars Peder Solstad
Title: Attorney-in-fact	Title: Attorney-in-fact

Normand Ships Operations AS	Farstad Shipping Ltda.

/s/ Lars Peder Solstad	/s/ Lars Peder Solstad
Name: Lars Peder Solstad	Name: Lars Peder Solstad
Title: Attorney-in-fact	Title: Attorney-in-fact

Solstad Management AS	Solstad Australia Pty. Ltd.

/s/ Lars Peder Solstad	/s/ Lars Peder Solstad
Name: Lars Peder Solstad	Name: Lars Peder Solstad
Title: Attorney-in-fact	Title: Attorney-in-fact

Solstad Offshore Crewing Services Pte. Ltd.	Solstad Shipping AS

/s/ Lars Peder Solstad	/s/ Lars Peder Solstad
Name: Lars Peder Solstad	Name: Lars Peder Solstad
Title: Attorney-in-fact	Title: Attorney-in-fact

Deep Sea Supply Navegacao Maritima Ltda.	Solstad Offshore Ltda.

/s/ Lars Peder Solstad	/s/ Lars Peder Solstad
Name: Lars Peder Solstad	Name: Lars Peder Solstad
Title: Attorney-in-fact	Title: Attorney-in-fact

Solstad Offshore Asia Pacific Pte. Ltd.

/s/ Lars Peder Solstad
Name: Lars Peder Solstad
Title: Attorney-in-fact

SCHEDULE 1

TDW INTERNATIONAL VESSELS (UNRESTRICTED), LLC

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SCHEDULE 7
SELLERS’ WARRANTIES

1.	LEGAL STATUS

1.1.	The Sellers are duly organised and validly existing in the jurisdiction of their incorporation duly registered in the company register and any other mandatory public registers.

2.	POWER AND AUTHORITY

2.1.

Each respective Seller has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorised, executed and delivered by such Seller and, assuming the due authorisation, execution and delivery of this Agreement by the Buyers, constitutes a valid and binding obligation of such Seller.

3.	NO CONFLICT

3.1.	Neither the execution, delivery and performance of this Agreement and the Ancillary Documents, nor the consummation or performance of any of the transactions contemplated hereby, will

(a)

conflict with any provision of the articles of association or any other constitutional documents of the Sellers, or any resolution adopted by the board of directors or the general meeting, of the Sellers;

(b)	conflict with any applicable statutory law or regulation, or any judgement or decree of any court or Governmental Body;

4.	REGULATORY

4.1.

The Sellers have, subject to fulfilment of the Conditions, all licenses, consents, approvals and permissions necessary to enter into the transactions and matters contemplated in this Agreement and any Transaction documents to which it is a party to the extent such licenses, consents, approvals and permissions are required by any regulatory authority.

5.	ABSENCE OF CERTAIN CHANGES, EVENTS AND CONDITIONS

5.1.	Since December 31, 2022, there has not been any:

(a)

(i) entry into any Charter Party, or other contracts related to the Assets, other than for "Normand Serenade", and extensions for Normand Spear, Normand Spark, Normand Sitella, Normand Falcon, Sea Forth and Normand Tortuga or pursuant to clause 10.8, (ii) amendment or material modification of any Charter Party, or (iii) acceleration, termination or cancellation of any Charter Party (other than in accordance with its terms); provided that the Sellers shall notify the Buyers of any breach by the Seller or the Charterer under any Charter Party which would entitle the Seller or a Charterer to terminate a Charter;

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(b)	transfer, assignment, sale or other disposition of any of the Assets;

(c)

other than in the ordinary course, (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Fleet, (ii) change in the terms of employment for any employee of the Sellers related to the Fleet, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Sellers;

(d)

other than in the ordinary course, (i) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Sellers, (ii) employee benefit plan, or (iii) collective bargaining or other agreement with a union, in each case whether written or oral; or

(e)	agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing

6.	THE ASSETS

6.1.

The Sellers are the legal, beneficial and registered owners of the Vessels and/or parties to the Charter Parties, with the right of disposal of each of the Vessels according to law and the terms of the Charter Parties.

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SCHEDULE 8
BUYERS’ WARRANTIES

1.	LEGAL STATUS

1.1

The Buyer Guarantor is duly organized, validly existing and in good standing in the State of Delaware. Each of the other Buyers is duly organised and validly existing in the jurisdiction of its domicile, duly registered in the company register and any other mandatory public registers in jurisdiction of domicile.

2.	POWER AND AUTHORITY

2.1

The Buyers has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorised, executed and delivered by the Buyers and, assuming the due authorisation, execution and delivery of this Agreement by the Sellers, constitutes a valid and binding obligation of the Buyers.

3.	NO CONFLICT

3.1	Neither the execution of this Agreement, nor the consummation or performance of any of the transactions contemplated hereby, will

(a)

conflict with any provision of the articles of association or any other constitutional documents of the Buyers, or any resolution adopted by the board of directors or the general meeting, of the Sellers;

(b)	conflict with any applicable statutory law or regulation, or any judgement or decree of any court or Governmental Body;

4.	REGULATORY

The Buyers has, subject to fulfilment of the Conditions, all licenses, consents, approvals and permissions necessary to enter into the transactions and matters contemplated in this Agreement and any Transaction documents to which it is a party to the extent such licenses, consents, approvals and permissions are required by any regulatory authority.

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